Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement of Time Warner Inc. (“Time Warner”) on Form S-8 pertaining to the Time Warner Supplemental Savings Plan of our reports dated February 19, 2010, with respect to the consolidated financial statements, schedule and supplementary information of Time Warner included in its Annual Report on Form 10-K for the year ended December 31, 2009, and the effectiveness of internal control over financial reporting of Time Warner filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
New York, New York
May 5, 2010